LAW OFFICES OF MICHAEL C. FALLON
Michael C. Fallon, SBN 088313
100 E Street, Suite 220                                       ORIGINAL FILED
Santa Rosa, California 95404                                    JUN 20 2002
Telephone: (707)546-6770                                   U.S. BANKRUPTCY COURT
Facsimile: (707)546-5775                                       SANTA ROSA, CA

Attorneys for ZAP


                         UNITED STATES BANKRUPTCY COURT
                         NORTHERN DISTRICT OF CALIFORNIA
                              (Santa Rosa Division)


In Re:                                    Case No. 02-10482-AJ

ZAP                                       CHAPTER II

Debtor.

                        ORDER CONFIRMING CHAPTER 11 PLAN

     The matter of the Final Hearing to consider confirmation of the debtor's chapter 11 Plan of Reorganization came on for hearing before the undersigned Judge on June 17, 2002, the debtor appearing through its counsel, Michael Fallon, the Official Unsecured Creditors Committee appearing through its counsel, Philip Nicholsen, the objecting Preferred Shareholders appearing through their counsel, Geary, Shea, O'Donnell & Grattan by Steven Olson, the court having been advised the parties had reached an agreement to resolve the objections filed to confirmation of the debtor's Plan of Reorganization that would be set forth in the debtor's Second Amended Plan of Reorganization (the "Plan"), the court having determined that

     1. The Plan has been accepted in writing by the creditors whose acceptance is required by law;

     2. The Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code;

     3. The Plan has been proposed in good faith and not by any mean forbidden by lair;

     4. Any payment made or to be made by the debtor for services or for costs and expenses in connection with the case, or in connection with the Plan and incident to the case, has been

                                                                ORDER CONFIRMING
                                                                CHAPTER 11 PLAN
approved by, or is subject to the approval of, the court as reasonable;

     5. Each holder of a claim or interest has accepted the Plan or will receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code on such date;

     6. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the debtor;

     7. The identity of any insider that will be employed or retained by the debtor and his compensation have been fully disclosed, and

     8. The Plan provides for the payment on the Effective Date of the Plan of all fees which may due to the office of the United States Trustee,

     IT IS HEREBY ORDERED that the debtor's Second Amended Plan dated June 17, 2002, a copy of which Plan is attached hereto, is confirmed.

Approved as to form.

Geary, Shea, O'Donnell & Grattan, P.C.


By:  /s/ Steven M. Olson
     ----------------------------
     Steven M. Olson


By:  /s/ Philip J. Nicholsen
     ----------------------------
     Philip J. Nicholsen, P.C.



                                     /s/ Alan Jaroslovsky
Dated: JUNE 20, 2002                 ------------------------------
                                     Alan Jaroslovsky
                                     U.S. Bankruptcy Judge


                                                                ORDER CONFIRMING
                                                                CHAPTER 11 PLAN

LAW OFFICES OF MICHAEL C. FALLON
Michael C. Fallon, SBN 088313
100 E Street, Suite 220
Santa Rosa, California 95404
Telephone: (707)546-6770
Facsimile: (707)546-5775

Attorneys for ZAP


                         UNITED STATES BANKRUPTCY COURT
                         NORTHERN DISTRICT OF CALIFORNIA
                              (Santa Rosa Division)


In Re:                                                Case No. 02-10482-AJ

ZAP                                                   CHAPTER II

Debtor.

                 DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION
                                 (June 17, 2002)

     This Plan of Reorganization (hereinafter this "Plan") is proposed by ZAP (the "Debtor"). Through this Plan ZAP seeks to resolve and reorganize ZAP's financial affairs. Please refer to the accompanying Disclosure Statement for a discussion of ZAP's history, assets and liabilities, and for a summary and analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement before voting to either accept or reject this Plan. No solicitation materials other than the Disclosure Statement have been authorized by the Court for use in soliciting acceptances or rejections of this Plan.


Dated: June 17, 2002                            Law Offices of Michael C. Fallon
                                                Attorneys for ZAP

                                                By: /s/ Michael C. Fallon
                                                    -------------------------
                                                    Michael C. Fallon


                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

                                TABLE OF CONTENTS


I.    Definitions..........................................................  1

II.   Introduction.........................................................  3

III.  Classification of Claims and Interests...............................  4

IV.   Treatment and Provision for Non-Classified Claims....................  4

V.    Treatment and Provision for Each Class of Claims.....................  5

      A. Unimpaired Classes................................................  5

      B. Impaired Classes..................................................  5

VI.   Implementation of the Plan...........................................  7

      A. Vesting...........................................................  7

      B. ZAP will consummate the proposed acquisitions.....................  7

      C. Authorization to issue Common Stock...............................  8

      D. Warrants..........................................................  8

           (i) Series A - Thirty-Six Month Warrant: .......................  8

           (ii) Series B - Twelve month Warrants...........................  8

           (iii) Series C - Two year Warrants..............................  8

           (iv) Series D - Three Year Warrants.............................  8

           (v) Series K - Acquisition Company Warrants.....................  9

           (vi) General Terms of all the Warrants..........................  9

      E. Continuity of Business............................................ 10

      F. Creation of Incentive Stock Option Plan (ISO)..................... 10

      G. Management........................................................ 10

      H. $500,000 Convertible Debenture.................................... 10

      I. Effective Date of Reverse Split................................... 11

VII.  Restrictions on Transfer of Common Stock............................. 11

      A. Restriction....................................................... 11

      B. Restrictive Legend................................................ 11

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

      C. Stop Transfer Legend.............................................. 11

      D. Exception to Restriction.......................................... 11

      E. Common Capital Stock Obtained by Exercise of Warrants............. 11

      F. No Fractional Units of Equity..................................... 12

VIII. Default.............................................................. 12

IX.   Reservation of Claims and Defenses................................... 12

X.    Executory Contracts.................................................. 13

      A. Assumption........................................................ 13

      B. Rejection......................................................... 14

      C. Claims After Rejection............................................ 14

XI.   Retention of Jurisdiction By the Bankruptcy Court.................... 14














                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

                                        I

                                   DEFINITIONS

     The following terms when used in this Plan shall, unless the context otherwise requires, have the following meaning:

     "Administrative Expense" means those expenses described in Section 503 of the Bankruptcy Code.

     "Allowance Date" shall mean the date of a Final Order of the Court allowing a Claim or Interest in this Case.

     "Allowed Claim" means a claim (a) for which a proof of claim was timely fled with the Court, or (b) scheduled in a list of creditors, or amendment thereto, prepared and filed with the Court pursuant to Rule 1007 of the Bankruptcy Rules of Procedure and not listed as disputed, contingent or unliquidated, and in either case as to which no objection has been filed or the claim is allowed by Final Order or deemed allowed by this Plan.

     "Allowed Priority Claim" means an allowed claim for which the holder asserts and is determined to be entitled to priority under Section 507 of the Bankruptcy Code.

     "Allowed Secured Claim" means an allowed claim that is secured by a valid lien on property of ZAP which is not void or voidable under any state or federal law including any provisions of the Bankruptcy Code. That portion of such claim exceeding the value of security held therefore shall be an allowed unsecured claim except as modified by this Plan.

     "Allowed Unsecured Claim" means an allowed claim against ZAP which is not an allowed priority claim or an allowed secured claim.

     "Bankruptcy Code" means Title 11 of the United States Code and shall also include Sections 157, 158, 1334, 1408-1412, and 1452 of Title 28 of the United States Code.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of California, Division One, or other court or forum as may be vested with original jurisdiction to confirm plans of reorganization under Chapter 11 of the Bankruptcy Code and to adjudicate matters with respect to such plans.

     "Bar Date" shall mean July 5, 2002, Which is the date established by the Bankruptcy

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

Court for all creditors to file a Proof of Claim.

     "Blue Sky Laws" shall mean the state securities laws of the several states.

     "Claim or Claims" shall mean a right to payment from ZAP, which is evidenced by a timely filed proof of claim or application for payment which is allowed by the Court, or if a proof of claim is not filed, a right which otherwise appears in the applicable schedules of ZAP and (1) is not listed as disputed, contingent or unliquidated, or (2) has been resolved by Final Order of the Court pursuant to the terms of the Plan.

     "Common Capital Stock" shall mean the authorized, issued, non-assessable and outstanding shares of the Common Capital Stock of ZAP.

     "Confirmation" means entry of an order by the Bankruptcy Court confirming this Plan.

     "Debtor" or "Debtor-In-Possession" means ZAP.

     "Effective Date" means when the order confirming this Plan becomes a Final Order.

     "Estate" means all of ZAP's now existing legal or equitable interests in any tangible or intangible property, whether real or personal.

     "Final Order" means an order or judgment of a court of appropriate jurisdiction as to which (a) any appeal that has been taken has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been fled timely.

     "Interest or Interests" shall mean the fully paid, non-assessable, outstanding shares of Common Capital Stock of ZAP which has been duly issued.

     "Interest Holders" shall mean the registered holders of the issued, fully paid, non-assessable shares of the Common Capital Stock of ZAP.

     "ISO" shall mean Incentive Stock Plan, a plan to be adopted by the Reorganized Debtor for the purpose of granting stock options to management and employees of the Reorganized Debtor.

     "Lien" means any charge against or interest in property of the Estate to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien; security interest, mortgage, deed of trust and statutory lien as defined in Section 101 of the Bankruptcy Code.

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

     "Nasdaq" shall mean the Nasdaq stock market Quotation System.

     "Plan" shall mean the Plan of Reorganization in its present form, or as it maybe amended, supplemented or modified.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "SEC" shall mean the Securities and Exchange Commission, an agency of the Government of the United States of America.

     "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended.

     "Warrants" shall mean the Warrants to purchase the Common Capital Stock in the ZAP.

                                       II

                                  INTRODUCTION

     This Plan designates six (6) classes of Claims, other than administrative fees and expenses, claims of governmental units and wage claims which are unclassified, and it specifies which of those classes are impaired by the Plan and which classes are not impaired. It provides the same treatment for each Claim or Equity Security of a particular class, unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment of such Claim or Equity Interest. The Plan provides the means for its implementation by vesting the assets of the Estate in ZAP on the Effective Date of the Plan and providing that ZAP shall pay the Claims as provided in the Plan. The manner, amount, and timing of distributions to each creditor is determined by the provisions of the Plan. When the case has been substantially consummated, the Court may enter a final decree.

     The provisions of the confirmed Plan bind ZAP, and the creditors of ZAP, whether or not they have accepted the Plan and whether or not they are impaired by the Plan. Distributions under the Plan are in exchange for, and in complete satisfaction of, existing Claims and will discharge and release all such Claims and Liens as against ZAP, except as otherwise provided in the Plan. On and after the Effective Date, all holders of impaired Claims and Interests shall be precluded from asserting any Claim against ZAP or its property based on any transaction or
                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION
other activity of any kind that occurred prior to commencement of the case, except as otherwise provided for under this plan.


                                       III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     The following is a designation of the classes of claims and the class of interests provided for in this Plan. Administrative claims, priority tax claims, and priority wages claims of the kinds specified in Bankruptcy Code ss. 507(a)(1) and ss.507(a)(8) respectively, have not been classified and are excluded from the following classes in accordance with the provisions of ss.1123(a)(1) of the Bankruptcy Code. A claim or interest shall be deemed classified in a different class to the extent that any remainder of the claim or interest qualifies within the description of such different class. A claim is in a particular class only to the extent that the claim is an Allowed Claim in that class.

     Class 1 - GMAC - Security Agreement 1998 Isuzu

     Class 2 - GMAC - Security Agreement 1996 Chevy G-Van

     Class 3 - Lashman Family Partnership. Ltd - Security interest in Aquatic Propulsion Technology's inventory.

     Class 4 - General Unsecured creditors, including Creditors that claim damages from the rejection of an executory contract or unexpired lease, the deficiency Claims of Creditors who were previously secured and whose Claims have been determined to be unsecured in whole or in part, and the claim, if any, of the Preferred Shareholders for unpaid dividends and fees.

     Class 5 - Retained Interest of the Preferred Equity Security Holders.

     Class 6 - Retained Interest of the Equity Security Holders.


                                       IV

                TREATMENT AND PROVISION FOR NON-CLASSIFIED CLAIMS

     Each holder of an Allowed Claim of the kind specified in ss. 507(a)(1) and
(a)(8) of the Bankruptcy Code, not otherwise separately classified herein, and the Office of the United States Trustee, shall receive on account of such claim cash equal to the allowed amount of such claim, unless such holder shall have agreed to a less favorable treatment. Payments on account of

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION
such a claim shall be distributed on the later of the following dates:

     (1) The Effective Date; or

     (2) As soon as practical after the order allowing the claim becomes a Final Order, if the claim is disputed or if applicable provisions of the Bankruptcy Code otherwise require Bankruptcy Court approval.

     The priority Wage Claimants will receive their accrued vacation pay in the ordinary course of business.


                                        V

                TREATMENT AND PROVISION FOR EACH CLASS OF CLAIMS

     Each class of Claims or interests shall be dealt in the manner set forth below. All classes of Claims and Interests are impaired under the Plan except Classes 1 and 2, whose claims are unimpaired under the Plan.

     A. UNIMPAIRED CLASSES.

     Class 1: Shall be paid in full without modification.

     Class 2: Shall be paid in full without modification.

     B. IMPAIRED CLASSES

     Class 3: Shall be paid 550,000, the estimated value of the collateral, plus 5% interest on a declining balance, payable monthly over three years, commencing 60 days following confirmation of the Plan. The Class 3 claimants deficiency claim shall be paid as a Class 4 claim.

     Class 4: The Allowed Claims in class 4 shall have two options: They may elect to share in a $300,000 fund, pro tanto (Class 4.1), or they may elect to take equity for debt (Class 4.2).

     (i)  Class 4.1:

          Class 4.1 claimants will be paid $300,000 pro tanto as follows:

          a. The obligation will carry interest at five percent (5%) per annum on a declining balance;

          b. ZAP will distribute $7,500 to the Class 4.1 claimants not later than 60 days following confirmation;

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

          c. ZAP will distribute an additional $7,500 to the Class 4.1 claimants not later than 60 days after the first distribution;

          d. ZAP will distribute, on or before June 1 of 2003, $95,000, plus the accrued interest on the unpaid balance, and a like distribution on June 1 of each year until the entire $300,000, plus interest; has been paid;

          e. Class 4.1 claimants may elect, not later than twelve months following confirmation, to convert to equity the balance due to them as a Class 4.1 claimant on the same terms and conditions as the Class
          4.2 claimants;

     (ii) Class 4.2.

          Class 4.2 claimants will receive .65 shares of common stock in the reorganized ZAP for every dollar of their Allowed Claims, which will then be reverse split on a 2:1 basis. Class 4.2 claimants shall also receive one Warrant in Series B, C, and D to purchase common stock in ZAP for each common share issued to the claimant within 60 days of confirmation.

     Class 4 claimants who do not make an election will be treated as Class 4.1 claimants.

     Class 5: In consideration of the Class 5 Claimants expressly renouncing all claims known or unknown they may have against ZAP, the 2,250 ZAP Preferred Shares, originally valued at $1,000 per share, will be converted to 1,260,000 shares of common stock in ZAP, which will then be reverse split on a 2:1 basis. The Class 5 claimants will also receive one Warrant in Series B, C and D to purchase common stock in ZAP for each common share issued to the claimant, and will receive 2.5 million Series A Warrants that shall vest as follows: 1.5 million Warrants shall vest upon the Effective Date; 1.0 million Warrants shall vest only if more than 15 million common shares of ZAP are issued and outstanding and shall vest at the rate of 100,000 shares for every 1 million shares that are issued and outstanding above 15 million shares. If ZAP sells common stock to any party at less than the price of the Series A Warrant, post-confirmation, then the strike price of the same number of Series A Warrants as the common stock sold by ZAP shall be reduced to a strike price equal to the sale price of the common stock sold by ZAP.
                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

     If ZAP issues warrants to any party at less than the strike price of the Series A Warrant, post-confirmation, then the strike price of the same number of Series A Warrants as the warrants issued by ZAP shall be reduced to a strike price equal to the strike price of these warrants. If any creditor of ZAP converts its debt to common stock, post-confirmation, at a per-share debt-to-stock conversion rate less than the strike price of a Series A Warrant, past-confirmation, then the strike price of the same number of Series A Warrants as the stock issued on conversion of debt to stock shall be reduced to a strike price equal to the per-share debt-to-stock conversion rate.

     Class 6: The 6,693,643 shares of common stock will be converted to 2,231,214 shares of the common stock in ZAP, which will then be reverse split on a 2:1 basis. The Class 6 claimants shall also receive one Warrant in Series B, C and D to purchase common stock in ZAP for each common share issued to the claimant.

                                       VI

                           IMPLEMENTATION OF THE PLAN

     A. VESTING.

     On the Effective Date, all property of the Estate shall be transferred to, and shall vest in the Reorganized Debtor subject to the interests evidenced by the Security Interest and Liens preserved under the Plan. After the Effective Date, ZAP may use, lease, license, transfer, sell, refinance, encumber, hypothecate, dispose of, acquire, and buy property, including payment of professionals, subject to the terms of this Plan, but free of any other restriction contained in the Bankruptcy Code or Bankruptcy Rules or Bankruptcy Local Rules. As of the Effective Date, all property vested in ZAP shall be free and clear of all Claims of creditors, except the obligations that are imposed or preserved by this Plan.

     B. ZAP WILL CONSUMMATE THE PROPOSED ACQUISITIONS.

     On the Effective date of the Plan, ZAP, Voltage Vehicles, and RAP Group, Inc. shall irrevocably agree to consummate the proposed acquisition effective July 1, 2002. ZAP shall acquire Voltage Vehicles and RAP Group, Inc., as wholly owned subsidiaries, by purchasing from the equity shareholders of Voltage Vehicles and RAP Group, Inc. all the shares of these

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION
businesses in exchange for the lesser of 49% of the issued shares to any new equity shareholders or 4,500,000 (post-split) (500,000 to VV and 4,000,000 to RAP) shares of common stock in ZAP. The equity shareholders of Voltage Vehicles and RAP Group. Inc. will also receive one Warrant in Series B, C, D and K to purchase common stock in ZAP for each common share issued to Voltage Vehicles and RAP Group, Inc.

     C. AUTHORIZATION TO ISSUE COMMON STOCK.

     ZAP will be authorized to issue 100,000,000 common shares and 50,000,000 preferred shares.

     D. WARRANTS.

     The Reorganized Debtor will be authorized to issue 10 million Series A Warrants, 10 million Series B Warrants, 10 million Series C Warrants, 10 million Series D Warrants and 10 million Series K warrants.

     (i) SERIES A - THIRTY-SIX MONTH WARRANT:
     One (1) Series A Warrant giving the Warrant Holder, upon exercise of each such Warrant, the right to purchase one share of Common Capital Stock of ZAP, post-reverse split, for a period of 1,095 days, from the date of issuance, at post-reverse split exercise price of $1.05 for the life of the Warrant.

     (ii) SERIES B - TWELVE MONTH WARRANTS:
     One (1) Series B Warrant giving the Warrant Holder, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of ZAP, post-reverse split, for a period of 365 days, from the date of issuance, at an exercise price of (i) $1.50 for the first 180 days; (ii) $1.75 for next 90 days; and (iii) $2.00 for the remaining life of the Warrant;

     (iii) SERIES C - TWO YEAR WARRANTS:
     One (1) Series C Warrant giving the Warrant Holder, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of the ZAP, post-reverse split, for a period of 730 days, from the date of issuance, at an exercise price of (i) $4.00 for the first 547 days; (ii) $4.50 for next 90 days; and (iii) $5.00 for the remaining life of the Warrant.

     (iv) SERIES D - THREE YEAR WARRANTS:

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

     One (1) Series D Warrant giving the Warrant Holder, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of ZAP, post-reverse split, for a period of 1,095 days, from the date of issuance, at an exercise price of (i) $8.00 for the first 730 days; (ii) $9.00 for next 190 days; and (iii) $10.00 for the remaining life of the Warrant.

     (v) SERIES K - ACQUISITION COMPANY WARRANTS:
     One (1) Series K warrant giving the Warrant Holder, upon the exercise of each such Warrant the right to purchase one share of the Common Stock of ZAP, post-reverse split, for a period of 1,095 days from the date of issuance, at an exercise price of $1.00 for the life of the warrant. The warrant may be issued through a net issue exercise formula as defined in the K warrant.

     (vi) GENERAL TERMS OF THE WARRANTS:
     The Board of Directors of ZAP shall have the right to (i) decrease the exercise price of the Warrants, (ii) increase the life of the Warrants in which event the exercise price may be increased or (iii) make such other changes as the Board of Directors of ZAP deems necessary and appropriate under the circumstances provided the changes contemplated do not violate any statutory or common law.

     All Classes of the Warrants may be assigned, sold, or transferred by the holder without restriction. The stock received from the exercise of all Classes of the Warrants will be without restriction, and as free trading as exempt from the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code.

     The B, C, and D Class Warrants not exercised, may be redeemed by ZAP for a price of $0.01 per Warrant upon thirty (30) days written notice to the holders thereof; provided, however, that if not all unexercised Warrants in a particular series are redeemed, then the redemption shall be pro rated equally among the holders of unexercised Warrants in the series. The A Class Warrants may be redeemed by ZAP for $0.01 per Warrant only if (i) the post-confirmation, post-reverse split trading price of the ZAP stock is 200% or more than the strike price of the affected Warrant, at the time written notice is issued, and (ii) the post-confirmation,
                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION
post- reverse split trading price of the ZAP stock has been 200% or more than the strike price for at least 30 consecutive calendar days before notice is issued, or they may be redeemed upon thirty (30) days written notice at any trading price for $.75 per Warrant. If not all unexercised Warrants in Series A are redeemed, then the redemption shall be pro rated equally among the holders of unexercised Warrants in Series A. The Board may not change the terms of the Series A Warrants without the consent of the holders of Series A Warrants.

     E. CONTINUITY OF BUSINESS.
     ZAP will continue direct retail sales through the internet, and will continue to market its electric vehicle line through rental, tourist, and other specialty dealers. Voltage Vehicles will handle product sales to independent auto dealers for ZAP. RAP Group, Inc. will continue to market conventional vehicles, electric scooters, bikes, and other electric vehicles from its location on River Road in Fulton, California.

     F. CREATION OF AN INCENTIVE STOCK OPTION PLAN (ISO):
     ZAP is creating and adopting through the Plan of Reorganization an Incentive Stock Option Plan for employees within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Plan is to grant options to employees to purchase shares of Common Stock to employees of the Reorganized Debtor. The Plan will have option(s) to purchase ten million (10,000,000) shares of Common Stock at an exercise price equal to the closing price on the date issued. In the event the stock is not being quoted on a stock exchange, the Board of Directors may grant options at the per share book value on the date of the grant.

     G. MANAGEMENT.
     ZAP shall be authorized to have from five (5) to nine (9) members in size as determined by the Board. At least three members will be independent directors.

     The initial Directors of ZAP shall be Gary Starr, Steven Schneider and Jeff Schneider. Thereafter, the directors shall be elected by the stockholders at the first annual meeting that will be held within 120 days following confirmation. As a part of the Plan, ZAP will create an advisory board consisting of up to five members. The initial members shall be Mark Kopec and

                                                                  SECOND AMENDED
                                                          PLAN OF REORGANIZATION

Garry Garrettson.

     H. $500,040 CONVERTIBLE DEBENTURE. On the Effective Date of the Plan, ZAP will be authorized to enter into a $500,000 convertible debenture with Daka Development Ltd, with interest payable at the rate of 6% per annum, or at Daka's option, may be converted to common stock at $.50 per share, or 15% of the issued shares of ZAP. Daka shall also have the right to purchase one (1) Warrant in Series B, C, and D for each common share that Daka receives.

     I. EFFECTIVE DATE OF REVERSE SPLIT. The effective date of the reverse split shall be July 15, 2002, or as soon as the Board of Directors can set the date.


                                       VII

                    RESTRICTIONS ON TRANSFER OF COMMON STOCK

     The following restrictions apply to the transfer of the Common Stock of ZAP to the new equity holders (the original, pre-plan shareholders will continue to hold unrestricted common stock after the Effective Date) pursuant to the Plan:

     A. RESTRICTION: The Common Stock shall not be transferable until the first day of the twelfth (12th) full month following the Effective Date, at which time twelve percent (12%) of the stock issued pursuant to the plan, pro rata, or one percent (1%) of the existing outstanding shares of ZAP, whichever is less, shall be released from the restriction on transfer. On the first day of the fourth
(4th) full month following one year from the Effective Date an additional twelve percent (12%), pro-rata, (or one percent (1%) of the outstanding shall be released from the restriction set forth herein with a like release each quarter (90 days) thereafter until all of the Common Stock shall no longer be subject to this restriction.

     B. RESTRICTIVE LEGEND: A restrictive legend setting forth the restriction set forth in the preceding subsection shall be placed on all of the Common Stock issued pursuant to the provision set forth herein.

     C. STOP TRANSFER ORDER: ZAP shall issue a "stop transfer order" to the transfer agent to insure that the restriction is properly enforced.

     D. EXCEPTION TO RESTRICTION: A holder of Common Stock, who has received his Common Stock pursuant to the terms of this Plan may avoid the foregoing restriction on transfer
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by furnishing counsel to ZAP, an opinion satisfactory to such counsel, to the effect that a transfer of such Common Stock is exempt from the registration provisions of the Securities Act of 1933, as amended and any applicable Blue Sky Law other than pursuant to Section 1145 of the Code and any corresponding provisions of the Securities Act of 1933, as amended.

     E, COMMON CAPITAL STOCK OBTAINED BY EXERCISE OF WARRANTS: No restrictions shall apply to the shares of Common Capital Stock obtained through the exercise of any of the Warrants.

     F. NO FRACTIONAL UNITS OF EQUITY; No Fractional Units of Equity shall be issued. Fractions will be rounded to nearest whole number and issued accordingly.

                                      VIII

                                     DEFAULT

     ZAP shall pay each Allowed claim as provided by the Plan, and the failure of ZAP to pay any particular Allowed Claim within the time, or in the manner or amount provided by the Plan shall constitute a default by ZAP in performance of the Plan. Upon default by ZAP in performance of the Plan, any holder of an Allowed Claim that has not been satisfied as of the time of the default may make a written demand on ZAP to cure the default by either (1) paying the defaulted payments or issue the Common Stock, whichever is appropriate, or (2) obtaining a written waiver of the default from each holder of the Claim or Claims which have not been timely paid. If ZAP does not cure the default within ten days of such written notice of default, then the party giving the written notice may either (1) pursue its remedies under the laws of the State of California, or (2) file a motion in the Bankruptcy Court to convert the case to Chapter 7. The prevailing party in any such action or motion, shall be entitled to recover reasonable attorney's fees and costs. In the event this Chapter 11 case is converted to Chapter 7 after confirmation of the Plan, all assets of ZAP shall transfer to, and vest in the Chapter 7 bankruptcy estate on the date of conversion.

                                       IX

                       RESERVATION OF CLAIMS AND DEFENSES

     ZAP expressly reserves all claims and defenses, including objections to claims. that

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existed prior to confirmation (the "Retained Claims and Defenses"). The Retained
Claims and Defenses shall consist of any and all claims, interest, causes of action, defenses, counter claims, cross claims, third party claims, or rights of offset, recoupment, subrogation, or subordination held by ZAP or the bankruptcy estate, including, but not limited to, any claims pursuant to Bankruptcy Code Sections 502, 544, 545, 547, 548, or 549, any avoiding powers arising under the Bankruptcy Code or other applicable law and any claims or causes of action. None of the Retained Claims or Defenses shall be barred or estopped because the Plan or The Disclosure Statement does not specifically identify or describe a Retained Claim or Defense or the person against whom a retained claim or defense may be asserted.

     Notwithstanding the foregoing, ZAP expressly reserves any and all claims associated with the claim against the Diamond State Insurance, Evers & Hendrickson, GEM- Daimler/Chrysler, Louis Shih, Rad2go, Inline Sports, Segway, LLC., the Nasdaq Stock Market, Inc., Ningbo Topp Industrial Company Ltd, and Armor Manufacturing Corporation, Charles W. Grogan.

     ZAP expressly renounces all claims, including Retained Claims and Defenses, against the Preferred Shareholders, International Service Group, Foley and Lardner, Ridgewood ZAP, and Pillsbury Winthrop, LLP, and forever, fully, finally, completely, and unconditionally release, discharge, acquit, and remise the Preferred Shareholders, International Service Group, Foley and Lardner, Ridgewood ZAP, and Pillsbury Winthrop, LLP from any and all claims, including Retained Claims and Defenses, causes of action, or demands that ZAP has, or might have, against Preferred Shareholders, International Service Group, Foley and Lardner, Ridgewood ZAP, and Pillsbury Winthrop, LLP, including, but not limited to, any and all claims, including Retained Claims and Defenses, causes of action, demands, debts, liabilities, obligations, promises, acts, agreements, liens, losses, costs and expenses (including, but not limited to, attorneys' fees), damages, injuries, suits, and actions, of any kind or nature whatsoever, whether legal or equitable, whether known or unknown, whether anticipated or not anticipated, whether mature or contingent, whether liquidated or unliquidated, based upon, arising out of, incidental to, appertaining to, in connection with, or emanating from, in any way, from ZAP's prior relationships with, Preferred Shareholders, International Service Group, Foley and Lardner,

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Ridgewood ZAP, and Pillsbury Winthrop, LLP.


                                        X

                               EXECUTORY CONTRACTS

     Pursuant to Sections 365 and 1123 (b)(2) of the Bankruptcy Code, ZAP hereby provides for the assumption and rejection of all executory contracts and unexpired leases not previously rejected by ZAP.

     A. ASSUMPTION. ZAP assumes and will perform the following Executory Contracts and Unexpired Leases:

     Arbor-tech Industries, Ltd., AT&T Capital Leasing Services, Avaya Financial Services, Benny Enterprises, Inc., Champ Systems, Inc., Computershare, Discovery Office, Dumac Leasing, Expanets, Grant Thornton, JLA Credit Corporation, Lucent-Newcourt Financial, Manifest Funding Services, Newcourt Communication Finance, Nextemal Solution Inc., Pitney Bowes, Daniel O. Davis, Inc., Pine Creek Properties (Sebastopol Avenue).

     B. REJECTION. ZAP rejects the following Executory Contracts and Unexpired Leases.

     Apple Financial Services, APT- Lashman Note, Aramark, Armor Manufacturing, Celeste Trust Reg., Charles Grogan Corner Point, Inc., Citi Capital, Disney Buena Vista Pictures Mktg., Donner Corporation, Dumac Leasing, Enable. Energecycle, Englander & Associates, Inc., Esquire Trade & Finance, GolfCycle, Grubb & Ellis, Hyperion Partners, John Dables, Keshet Fund, L.P., Key Equipment Finance, LH Financial Corp., Monterey Bay Grant, Nesher Limited, Ningbo-Topp, Office Team, Outside the System- Garth Holsinger, Oxygen Spa/Madison Group, Pine Creek Properties (Depot Street), Playboy Enterprises, PowerEvolution, Inc., Rieget Fine Art, Semifussion, Skubadoos South Africa, Ltd., Skubadoos, Ltd., The Embarcadero Group (TEGI, NC), The Endeavour Capital Inv. Fund SA, Union Atlantic. West Capital & Associates, Inc., Xtramobil A.G., Zap Korea, Inc., Zap Phillipines, Inc., ZAP Canada/Marc Vermette, ZEV Technologies (Barry Carr), Abbie Freeman, Lucas Licensing, Ltd, Alexander Westcott. LH Financial and Monterey Marketing.

     C. CLAIMS AFTER REJECTION:

     Any Creditor who wishes to assert a Claire due to the rejection of any Executory contract

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or Unexpired lease must file a Proof Claim with the Court not later than 30 days after Confirmation.


                                       XI

               RETENTION AND JURISDICTION BY THE BANKRUPTCY COURT

     The Bankruptcy Court shall retain jurisdiction for the following purposes:

     1. The allowance or disallowance of Claims;

     2. The rejection, pursuant to sections 365 and 1123 of the Bankruptcy Code, of executory contracts or unexpired leases in accordance with Article VI of the Plan;

     3. Resolution of controversies or disputes regarding requests for payment of Administrative Claims, compensation of Professionals, or the costs and expenses allowed under Article V.B.5. of the Plan (including any fees and expenses incurred by the Committee);

     4. The Resolution of controversies or disputes regarding the interpretation of any provision of the Plan;

     5. The Implementation of the provisions of the Plan and the entry of orders in aid of confirmation or consummation of the Plan;

     6. Modification of the Plan pursuant to section 1127 of the Bankruptcy
Code;

     7. Adjudication and determination of any fraudulent conveyance and preference claim under the Bankruptcy Code or under any other applicable law, including but not limited to claims under Bankruptcy Code sections 542, 543, 544, 545, 547, 548 or 549.

     8. Adjudication of any causes of action belonging to the Estate or to the Committee to the extent permissible under sections 1334 and 157 of title 28 of the United States Code;

     9. Entry of an order closing this Chapter 11 case and of a final decree herein; and

     10. Any other matter necessary or appropriate for the completion or the implementation of this Plan or the foregoing items. 25f


Dated: June 17, 2002                   ZAP


                                       By: /s/ Gary Starr
                                           -------------------------
                                           Gary Starr, CEO


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                                                          PLAN OF REORGANIZATION

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